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                                                                      EXHIBIT 23

Consent of Independent Public Accountants

The Board of Directors
Primus Knowledge Solutions, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-82059, 333-40736, and 333-33088) on Form S-8 and the registration statement (No. 333-66616) on Form S-3 of Primus Knowledge Solutions, Inc. of our report dated January 31, 2002, relating to the consolidated balance sheets of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Primus Knowledge Solutions, Inc.


/s/ KPMG LLP


Seattle, Washington
March 19, 2002